Exhibit 10.2

2006 Short-Term Cash Incentive Plan

Subject to the achievement of certain revenue, EBITDA and strategic goals for 2006, the following sets forth the target cash bonus awards for each of the Company’s executive officers.

Executive Officer	Target Payout as a Percentage of Base Salary
Caren L. Mason President and Chief Executive Officer	50%
Mark E. Paiz Chief Operating Officer	40%
Paul E. Landers Senior Vice President, Finance & Administration, Chief Financial Officer and Secretary	40%
Thomas J. Foley Chief Technology Officer	40%
Robert J. Bujarski Vice President and General Counsel	30%